Exhibit 99.1

PRESS RELEASE

July 20, 2005

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer (252) 925-5525 (252) 925-8491 facsimile Gary.Adams@ecbbancorp.com

FOR IMMEDIATE RELEASE

ECB Bancorp, Inc. Reports 2005 First Half Financial Results

ENGELHARD, N.C.- ECB Bancorp, Inc. (NASDAQ: ECBE) (“ECB” or the “Company”) today announced its results for the three and six months ended June 30, 2005.

2005 First Half Financial Highlights

Net income for the 2005 first half was $2,218,000, or $1.08 per diluted share, generating an annualized ROAA of 0.87% and an annualized ROAE of 13.64% compared to net income for the 2004 first half of $2,196,000, or $1.07 per diluted share, generating an annualized ROAA of 0.94% and an annualized ROAE of 14.22%. Net income for the 2005 second quarter was $1,265,000, or $0.62 per diluted share, generating an annualized ROAA of 0.98% and an annualized ROAE of 15.50%, compared to net income for the 2004 second quarter of $1,222,000, or $0.60 per diluted share, generating an annualized ROAA of 1.01% and an annualized ROAE of 15.86%.

•	Net interest income rose 12.17 % to $8,999,000 in the first six months of 2005 from the year ago period. For the 2005 second quarter, net interest income rose 12.48 % to $4,625,000 compared to the second quarter of 2004.

•	Consolidated assets increased 10.6 % to $541,136,000 at June 30, 2005 from $489,242,000 at June 30, 2004.

•	Loans increased 14.77 % to $361,665,000 at June 30, 2005 from $315,127,000 at June 30, 2004.

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•	Deposits increased 12.75 % to $455,622,000 at June 30, 2005 from $404,097,000 at June 30, 2004.

•	Non-interest income decreased 15.02 % to $2,825,690 in the first six months. For the 2005 second quarter, non-interest income decreased 11.08 % to $1,618,000 from the 2004 second quarter.

•	Declared quarterly dividend of $0.16 per share, a 12.3% increase, or $0.64 per share on an annualized basis.

Arthur H. Keeney, III, President and CEO stated: “Our solid performance in the first half of 2005 underscores the continued successful implementation of our core strategies. These results not only reflect the opening of a new full service branch in Wilmington in June 2004 and the new Corporate Headquarters and branch in Engelhard in January 2005 but also a $316,924 (pre-tax) gain in the first quarter of 2004 on insurance proceeds for the property damage sustained during Hurricane Isabel in the fall of 2003.

“The increase in loan demand is due, in part, to businesses that are opening in our markets to take advantage of opportunities in our coastal communities where growth is being driven by a combination of increased tourism and an influx of retirees. The bank’s quality statistics remain above our peer averages.

“During the 3rd quarter of 2005, we will begin construction on a full-service branch facility in Hertford on Harvey Point Road replacing our small branch office in a shopping center on Hwy 17. We will also begin construction on a new branch facility, to replace our existing branch, in Southern Shores to meet the ever-growing needs of our customers in that market.”

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including new full-service branches in Morehead City and Wilmington. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The Nasdaq SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

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Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, weather and similar conditions, particularly the effect of hurricanes on the Company’s banking and operations facilities and on the Company’s customers and the communities in which it does business, and general economic conditions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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